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EXHIBIT 11

YOUNG BROADCASTING INC. AND SUBSIDIARIES
RE COMPUTATION OF PER SHARE EARNINGS

	Years Ended December 31,
	2000	2001	2002
Shares of common stock outstanding for the entire period	13,493,723	16,546,190	19,634,016
Issuance of 45,360, 60,549 and 74,661 shares of common stock to the company's defined contribution plan in 2000, 2001 and 2002, respectively	25,867	29,320	36,030
Issuance of 6,950, 27,550 and 250 shares of common stock upon exercise of options in 2000, 2001 and 2002, respectively	6,064	24,134	239
Issuance of 8,617 shares of common stock to employee stock purchase plan in 2002	—	—	5,598
Issuance of 3,000,000 shares of common stock	—	1,586,301	—
Issuance of 3,888,788 shares of common stock for the KRON-TV acquisition	2,008,145	—	—
Repurchase of 888,631 shares of common stock under buyback program in 2000	(376,556)	—	—

Weighted average shares of common stock outstanding	15,157,243	18,185,945	19,675,883
Dilutive effect 4,179,631 options in 2002, expected to be exercised under the treasury stock method using the weighted average market price of the Company's shares of common stock	—	—	103,625

Total dilutive weighted average shares of common stock for the period	15,157,243	18,185,945	19,779,508

(Loss) income from continuing operations before cumulative effect of accounting change	$(15,705,433)	$(65,195,516)	$60,049,873
Discontinued operations:
Income from discontinued operations, net of applicable taxes(including gain on sale of station of $14.2 million in 2000 and $139.3 million in 2002	29,694,817	1,580,661	143,133,736

Income (loss) before cumulative effect of accounting change	13,989,384	(63,614,855)	203,183,609
Cumulative effect of accounting change, net of applicable taxes	—	—	(268,713,885)

Net income (loss)	$13,989,384	$(63,614,855)	$(65,530,276)

Basic (loss) income per common share:
(Loss) income from continuing operations	$(1.04)	$(3.59)	$3.05
Income from discontinued operations, net	1.96	0.09	7.28
Cumulative effect of accounting change, net	—	—	(13.66)

Net income (loss) per common share	$0.92	$(3.50)	$(3.33)

Diluted (loss) income per common share:
(Loss) income from continuing operations	$(1.04)	$(3.59)	$3.04
Income from discontinued operations, net	1.96	0.09	7.24
Cumulative effect of accounting change, net	—	—	(13.59)

Net (loss) income per common share	$0.92	$(3.50)	$(3.31)

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YOUNG BROADCASTING INC. AND SUBSIDIARIES RE COMPUTATION OF PER SHARE EARNINGS